Exhibit 99.1

INVESTOR/MEDIA CONTACT:
Tom Paulson
Senior Vice President and Chief Financial Officer
tom.paulson@tennantco.com
763-540-1204

Tennant Company confirms PrimeStone Capital, LLP stake in company

MINNEAPOLIS, Dec. 13, 2017—Tennant Company is aware of the Schedule 13D filed by PrimeStone Capital with the Securities and Exchange Commission this morning. Tennant welcomes the views of all its shareholders and always considers their thoughts on the Company’s business and strategy. Likewise, Tennant’s board and management team remain supportive of the Company’s strategic growth plan, which continues to deliver sustainable value for our shareholders. The Company and its Board of Directors will carefully evaluate PrimeStone’s views and look forward to discussing with all our shareholders our core strategy to continue driving earnings growth and shareholder value going forward.
Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; cleaning tools and supplies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $0.8 billion in 2016 and has approximately 3,200 employees. Tennant acquired IPC Group in April of 2017. IPC Group, headquartered in Italy, had sales of $0.2 billion in 2016 and has approximately 1,100 employees. Tennant has manufacturing operations throughout the world; and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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